Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2027 FIRST QUARTER RESULTS

TULSA, OK, July 9, 2025—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal first quarter ended May 31, 2026.

First Quarter Summary Compared to the Prior Year First Quarter

●	Net revenues were $4.8 million compared to $7.1 million.

●	Average active PaperPie Brand Partners totalled 5,300 compared to 7,700.

●	Loss before income taxes were $(1.4) million for both periods.

●	Net Loss totalled $(1.4) million, compared to $(1.1) million.

●	Loss per share totalled $(0.16) compared to loss per share of $(0.13), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “During the quarter we ran several product and recruiting promotions to increase sales, turning excess inventory into cash, and increasing our brand partner levels. I am happy to say that we were successful in both areas. Our cash position increased from $1.3 million at the end of February to $1.8 million at the end of May and our Active Brand Partners increased by 20%, from 4,300 to 5,200 over this same period. Our primary focus remains on building our Brand Partners back to historical levels before and after the pandemic, which will have a direct impact in increased sales. We are glad to see our numbers climbing.”

“Our net loss before taxes remained consistent with last year on much reduced revenue levels. These results were possible only due to our continued focus on reducing our expenses. At the beginning of the year, we implemented a cost reduction plan which is expected to reduce our overall general and administrative expenses during fiscal 2027 by over $1.2 million. In addition, during the quarter, we made a $0.1 million one-time write-down on our “assets held for sale” which includes our legacy pick & pack distribution system that we are marketing for sale. Excluding this adjustment, our losses before taxes would have been less than the first quarter last year.”

“Earnings per share were lower this quarter as we are not able to realize the deferred tax asset associated with our continued losses. We are optimistic that as we grow our brand partner levels with sales and profitability returning that these deferred tax assets will be realizable in the future,” concluded Mr. White.

	Three Months Ended May 31,
	2026	2025
NET REVENUES	$4,755,800	$7,106,400

LOSS BEFORE INCOME TAXES	(1,379,100)	(1,449,300)

INCOME TAX EXPENSE (BENEFIT)	16,500	(374,100)
NET LOSS	$(1,395,600)	$(1,075,200)

LOSS PER SHARE	$(0.16)	$(0.13)

DIVIDENDS PER SHARE	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,511,364	8,583,201
Diluted	8,511,364	8,583,201

Fiscal 2027 First Quarter Earnings Call

Date: Thursday, July 9, 2026

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 35042

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2026, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2026 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.